Exhibit 99.1

The ONE Group Announces Preliminary Fourth Quarter and Full Year 2019 Sales Results

STK Same Store Sales for Fourth Quarter Increase 9%

Kona Grill Same Store Sales for Fourth Quarter Increase 4%

Company to Present at 22nd Annual ICR Conference on January 14th

Denver, CO - (BUSINESS WIRE) - The ONE Group Hospitality, Inc. (“The ONE Group” or the “Company”) (Nasdaq: STKS) today announced preliminary sales for the fourth quarter and full year ended December 31, 2019. The Company also announced its participation at the 22nd Annual ICR Conference next week.

Preliminary sales highlights for the fourth quarter ended December 31, 2019 are as follows:

•	Total GAAP revenues are expected to be approximately $52 million, an approximate increase of 102% from $25.8 million for the same quarter last year;
•	Comparable sales* at owned and managed STK Restaurants rose 8.9% from the same quarter last year; and
•	Sales for Kona Grill were $24.0 million for the quarter, stronger than initially expected for the period. Comparable sales at Kona Grill restaurants rose 3.9% from the same quarter last year.

Preliminary sales highlights for the full year ended December 31, 2019 are as follows:

•	Total GAAP revenues are expected to be approximately $120.5 million, an approximate 41% increase from $85.6 million for 2018. On November 7, 2019, the Company had reiterated previous guidance of total GAAP revenues between $118 million and $120 million;
•	Comparable sales* at owned and managed STK restaurants rose 8.3%, compared to 2018. On November 7, 2019 the Company had guided to domestic comparable store sales growth of about 6% to 8%; these results exceeded the high end of the comparable sales range guidance because of the strength of the holiday and events business; and
•	U.S. STK brand restaurant sales rose approximately 15% to a record $115 million.

Comparable sales or same store sales (“SSS”) represents total U.S. food and beverage sales at owned and managed units opened for at least a full 18-month period. This metric includes total revenue from our owned and managed locations. Revenues from locations where we do not directly control the event sales force (The W Hotel Westwood, CA) are excluded from this metric.

Emanuel “Manny” Hilario, President and CEO of The ONE Group, stated, “We are thrilled to have finished 2019 from a position of strength as we lapped an incredibly robust 15% comparison and still delivered same store sales growth of 8.9%, or nearly 24% on a two-year stacked basis, with all STK comp venues generating positive results. This performance is substantially better than the high end of the implied guided range for the period. We attribute our success to the great VIBE dining experiences we offer for events and group dining which have made our restaurants the holiday destination for so many while also enabling us to expand our share within the upscale segment.”

Mr. Hilario continued, “Our newest locations, the Kona Grill restaurants, also provided great holiday offerings in each of their markets. We have embedded elements of STK’s bar-business knowledge and VIBE dining into Kona Grill and are pleased with its performance in our first quarter of ownership. We attribute the brand’s traction to its sales-driven culture and effective execution at all levels and are very confident in our ability to create long-term shareholder value through this accretive acquisition.”

Mr. Hilario concluded, “Our recently opened STK San Juan, Puerto Rico is exceeding our expectations with a strong opening quarter and great holiday celebrations. For 2020, we project six to eight openings including five to six STK restaurants and one to two food and beverage venues. The STK Scottsdale location is opening during the first quarter of 2020.”

22nd Annual ICR Conference Participation

Mr. Hilario and Mr. Tyler Loy, Chief Financial Officer, will present at the 22nd Annual ICR Conference at the Grand Lakes Hotel and Resort in Orlando, FL at 11:00 am Eastern Time on Tuesday, January 14, 2020.

The webcast of the presentation can be accessed from the Investor Relations tab of the Company’s website at www.togrp.com under “News / Events” or directly through the ICR Conference website at www.ICRConference.com.

About The ONE Group

The ONE Group Hospitality, Inc. (Nasdaq: STKS) is a global hospitality company that develops and operates upscale and polished casual, high-energy restaurants and lounges and provides hospitality management services for hotels, casinos and other high-end venues both nationally and internationally. The ONE Group’s focus is to be the global leader in Vibe Dining, and its primary restaurant brands are:

•	STK, a modern twist on the American steakhouse concept with 20 restaurants in major metropolitan cities in the U.S., Europe and the Middle East; and,
•	Kona Grill, a polished casual, bar-centric brand featuring American favorites, award-winning sushi, and specialty cocktails in an upscale casual atmosphere. The ONE Group purchased the twenty-four Kona Grill restaurants operating in the U.S. in October 2019.

ONE Hospitality, The ONE Group’s food and beverage hospitality services business, develops, manages and operates premier restaurants and turnkey food and beverage services within high-end hotels and casinos. Additional information about The ONE Group can be found at www.togrp.com.

Cautionary Statement on Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “anticipate,” “believe,” “expect,” “estimate,” “plan,” “outlook,” and “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward-looking statements include our expectations regarding the accretion to earnings that will result from the Kona Grill acquisition and projections for restaurant and venue openings in 2020. A number of factors could cause actual results or outcomes to differ materially from those indicated by such forward-looking statements, including but not limited to: (1) our ability to open new restaurants and food and beverage locations in current and additional markets, grow and manage growth profitably, maintain relationships with suppliers and obtain adequate supply of products and retain our key employees; (2) factors beyond our control that affect the number and timing of new restaurant openings, including weather conditions and factors under the control of landlords, contractors and regulatory and/or licensing authorities; (3) our ability to successfully improve performance and cost, realize the benefits of our marketing efforts and achieve improved results as we focus on developing new management and license deals; (4) changes in applicable laws or regulations; (5) the possibility that The ONE Group may be adversely affected by other economic, business, and/or competitive factors; (6) our ability to efficiently integrate Kona Grill restaurants, and our ability to improve performance and cost at the restaurants and to realize synergies; and (7) other risks and uncertainties indicated from time to time in our filings with the SEC, including our Annual Report on Form 10-K filed for the year ended December 31, 2018.

Investors are referred to the most recent reports filed with the SEC by The ONE Group Hospitality, Inc. Investors are cautioned not to place undue reliance upon any forward-looking statements, which speak only as of the date made, and we undertake no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:

Media:

Kate Ottavio Kent, ICR

Kate.OttavioKent@icrinc.com

203-682-8276

Investors:

Raphael Gross, ICR

Raphael.Gross@icrinc.com

203-682-8253